701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com
FOR IMMEDIATE RELEASE

Lakeland Industries, Inc. Reports Increased Revenues and Operating Income
in Third Quarter of Fiscal Year 2008

RONKONKOMA, NY -- December 6, 2007 -- Lakeland Industries, Inc. (NASDAQ: LAKE) today announced financial results for its fiscal year 2008 third quarter and nine months ended October 31, 2007. Highlights of fiscal third quarter 2008 and other Company initiatives include:

•	International Sales Growth
•	Progress Made with New Product Introductions and Sales/Marketing Efforts
•	Margins Improved Through Lower Manufacturing Costs and Favorable Sales Mix
•	Operating Profit Increased 47.4% in 3Q08 as Compared to 2Q08 and by 27.6% from 3Q07
•	Earnings Per Share in 3Q08 Increased 21.4% From the Second Quarter

Management Comments

Commenting on the financial results, Lakeland Industries Chief Executive Officer Christopher Ryan said, “We are pleased to report an increase in operating earnings of 18.6% over the third quarter of last year.  Despite the 12% drop in our North American disposables sales, which is attributable mainly to a reduction of Tyvek product sales, our overall revenues showed an increase which reverses the trend of preceding quarters. Our diversification strategy is beginning to deliver its intended results as we have expanded our product line and are increasing revenues from outside of our traditional North American market. We have been experiencing strong demand for our new reflectives, wovens, and glove products, as well as growth in international sales from the United Kingdom, Chile and China as well as recording the first shipments of our new aseptic anti-static garments.”

“Perhaps the most impressive progress is seen on a sequential quarterly basis as our earnings per share continues to increase substantially, driven by increases in higher margin international sales, the benefits of our global manufacturing capabilities and reductions in operating expenses.  We believe these trends will continue and, therefore, support our goal of increasing earnings per share in the coming quarters.”

Third Quarter Results
Net Sales. Net sales increased $.19 million, or .82% to $23.5 million for the three months ended October 31, 2007 from $23.3 million for the three months ended October 31, 2006.  The net increase on a year-over-year basis reflects decreased sales in disposable garments of $2.12 million in the U.S. and $59,000 in Canada, primarily due to competitive market conditions, increased government spending for Chemical Protective garments by $305,000, and a $68,000 reduction of revenue from India as a result of its shutdown for retooling during the quarter, partially offset by growth in sales in subsidiaries in Chile and United Kingdom of $320,000 and increased sales from China of $1,014,000.  The Company expects to reopen its Indian facility in December 2007, so the resumption of glove sales should take full effect in the first quarter of fiscal 2009.  Sales of fire gear and wovens increased by $900,000 compared to the same period last year. The increase in fire gear sales was due to all new NFPA standards and Underwriter’s Laboratory (UL) certifications regarding the construction of fire gear, which negatively impacted the entire industry in the first half of the year. Wovens sales improvement reflects sales of Lakeland’s new line of aseptic anti-static garments. An increase in glove sales of $44,000 was due to the addition of two new customers and increased capacity.

Gross Profit. Gross profit increased $.068 million or 1.2% to $5.7 million for the three months ended October 31, 2007 from $5.6 million for the three months ended October 31, 2006.  Gross profit as a percentage of net sales increased to 24.3% for the three months ended October 31, 2007 from 24.2% for the three months ended October 31, 2006, primarily due to the higher volume in wovens, offset by the implementation of a sales rebate program to meet competitive conditions resulting in a $179,000 reduction in sales. Other contributing factors were start-up costs related to the new foreign subsidiaries of approximately $100,000, partially offset by ongoing cost reduction programs in component and service-purchasing, shifting production from the US to China and Mexico, and continuation of the plant restructuring in Mexico that lowered the unit’s production costs.

Operating Expenses. Operating expenses decreased $.224 million, or 4.9% to $4.4 million for the three months ended October 31, 2007 from $4.6 million for the three months ended October 31, 2006. As a percentage of sales, operating expenses decreased to 18.6% for the three months ended October 31, 2007 from 19.7% for the three months ended October 31, 2006. This decrease as a percent of sales is largely due to the large write offs in India in the previous year. Operating expenses in the three months ended October 31, 2007 decreased by $.224 million as compared to the three months ended October 31, 2006.  The changes in operating expenses included:

•	$0.15 million increased sales commissions and selling expenses due to increased volume.
•	$0.13 million miscellaneous net decreases.
•	$0.11 million higher freight out costs resulting from prevailing carrier rates and higher volume.
•	$0.10 increase in research and development costs relating to UL certifications of fire gear and other non-related certifications and for other new product lines.
•	($0.40) million reduced operating expenses in India.
•	($0.04) million reduced insurance costs.
•	($0.01) reduced currency fluctuation, largely resulting from hedging activities.

Operating profit. Operating profit increased 27.6% to $1.349 million for the three months ended October 31, 2007 from $1.057 million for the three months ended October 31, 2006 and increased 47.4% from the second quarter of fiscal 2008. Operating margins were 5.7% for the three months ended October 31, 2007 compared to 4.5% for the three months ended October 31, 2006 and 4.2% on a sequential quarter basis over Q2 FY08.

Interest Expenses.  Interest expenses increased by $.015 million for the three months ended October 31, 2007 as compared to the three months ended October 31, 2006 because of higher amounts borrowed and steady to lower interest rates under the Company’s credit facility.

Income Tax Expense.  Income tax expenses consist of federal, state, and foreign income taxes.  Income tax expenses increased $.255 million, or 210.5%, to $.376 million for the three months ended October 31, 2007 from $.121 million for the three months ended October 31, 2006. Lakeland’s effective tax rates were 28.8% and 10.9% for the three months ended October 31, 2007 and 2006, respectively. The effective tax rate varied from the federal statutory rate of 34% due primarily to reduced domestic profits in the third quarter, and otherwise lower foreign tax rates, primarily resulting from greater profits resulting from outsourced production, partially offset by state taxes and by start up losses in Chile and Japan which are not eligible for tax credits and for India in which a U.S. tax benefit of $74,000 was recorded at October 31, 2007 and further offset by foreign exchange items not eligible for foreign tax benefits.  These Indian losses became eligible for the tax benefit as a result of the planned liquidation of the existing Indian subsidiary which will result in a bad debt deduction for the U.S. parent company on its taxes for the uncollected portion of its loans and advances from the Indian subsidiary.

Net Income.  Net income decreased $.050 million, or 5.1% to $.930 million for the three months ended October 31, 2007 from $.980 million for the three months ended October 31, 2006. The decrease in net income primarily resulted from meeting competitive pricing conditions in our disposable garment division both in the U.S. and Canada, the operating expenses described above, and the combined operating losses of $255,000 of the new foreign operations and the ongoing Mexican plant restructuring, in addition to the cumulative tax benefit of $277,000 taken in the third quarter of fiscal 2007 due to the Indian subsidiary losses.

During the third quarter of fiscal 2007 it was determined to restructure the Indian operations which would allow a tax benefit on the accumulated losses.  A tax benefit of $89,000 was taken in that quarter relating to losses incurred in previous periods, resulting in a lower effective tax rate in the prior year.

Earnings per share were $0.17 for the three months ended October 31, 2007, compared to $0.18 for the three months ended October 31, 2006 (after reflecting adjustments resulting from the 10% stock dividend payable to holders of record on August 1, 2006).  Earnings per share in the third quarter of fiscal 2008 increased 21.4% as compared to $0.14 in the second quarter, reflecting the Company’s increase in sales and improvements in international operating performance.

Nine Months Results
Net Sales. Net sales decreased $3.79 million, or 5.1% to $70.8 million for the nine months ended October 31, 2007 from $74.6 million for the nine months ended October 31, 2006.  The net decrease was comprised of decreased sales in Tyvek disposable garments of $5.2 million in the U.S. and $1.03 million in Canada primarily due to competitive market conditions, competitors rebate programs, lower government spending in the Company’s Chemical Protective garments by $21,000 and less revenue from India of $295,000 as a result of its shutdown for retooling during this fiscal year to date, counter balanced by growth in sales in Chile, Japan and United Kingdom subsidiaries of $1,103,000 and by increased external sales from China of $1,681,000.  The Company expects to reopen its Indian facility in December 2007, so the resumption of glove sales should take full effect in the first quarter of fiscal 2009.  Sales of wovens and gloves increased by $270,000 compared to the same period last year. The increase in fire gear sales was due to all new NFPA standards and Underwriter’s Laboratory (UL) certifications regarding the construction of fire gear, which negatively impacted the entire industry in the first two quarters. The decline in glove sales was due to the loss of two customers, one of whom went out of business. Wovens sales benefited from the introduction of a new line of aseptic anti-static garments.

Gross Profit. Gross profit decreased $2.4 million or 13.1% to $16.2 million for the nine months ended October 31, 2007 from $18.6 million for the nine months ended October 31, 2006.  Gross profit as a percentage of net sales decreased to 22.9% for the nine months ended October 31, 2007 from 24.9% for the nine months ended October 31, 2006, primarily due to a sales rebate program to meet competitive conditions resulting in a $777,000 reduction in sales and higher Tyvek fabric costs. Such higher Tyvek costs resulted from Tyvek purchased earlier at no rebate charged to costs of goods sold for the months of April, May and into early June resulting in higher costs of approximately $510,000. The supply of this higher cost raw material has now been exhausted, so gross margin improvement is anticipated relative to the lower cost of materials for new sales as compared to sales in the prior periods. Start-up costs related to the new foreign subsidiaries of approximately $714,000 were partially offset by ongoing cost reduction programs in component and service-purchasing, shifting production from the U.S. to China and Mexico, and a continuation of the plant restructuring in Mexico, rework expenses on a chemical suit contract, and reduced volumes in lower margin fire gear and gloves.

Operating Expenses. Operating expenses decreased $.40 million, or 3.0% to $12.9 million for the nine months ended October 31, 2007 from $13.3 million for the nine months ended October 31, 2006. As a percentage of sales, operating expenses increased to 18.3% for the nine months ended October 31, 2007 from 17.9% for the nine months ended October 31, 2006.  This increase as a percent of sales is largely due to reduced volume. The decrease in operating expenses in the nine months ended October 31, 2007 as compared to the nine months ended October 31, 2006 included:

•	$0.27 increase in R & D costs relating to UL certifications of fire gear and other non-related certifications and for new product lines.
•	$0.23 million in higher professional and consulting fees, largely resulting from audit fees and engineering fees related to India.
•	$0.08 million in share-based compensation.
•	($0.03) million lower freight out costs resulting from slight relief in prevailing carrier rates and lower volume.
•	($0.05) million in reduced bank charges resulting from reduced use of credit cards and a re-negotiation of the fee structure.
•	($0.07) million lower insurance costs.
•	($0.08) million decreased sales commissions and selling expenses due to decreased volume.
•	($0.11) million lower currency fluctuation costs resulting from our hedging program.
•	($0.28) million miscellaneous decreases.

•	($0.36) million lower start up expenses in India.

Operating Profit. Operating profit decreased 38.6% to $3.3 million for the nine months ended October 31, 2007 from $5.3 million for the nine months ended October 31, 2006.  Operating margins were 4.6% for the nine months ended October 31, 2007 compared to 7.1% for the nine months ended October 31, 2006.

Interest Expenses.  Interest expenses decreased by $.061 million for the nine months ended October 31, 2007 as compared to the nine months ended October 31, 2006 because of lower amounts borrowed and steady to lower interest rates under the Company’s credit facility.

Income Tax Expense.  Income tax expenses consist of federal, state, and foreign income taxes.  Income tax expenses decreased $.462 million, or 33%, to $.937 million for the nine months October 31, 2007 from $1.399 million for the nine months ended October 31, 2006.  Lakeland’s effective tax rates were 28.9% and 26.9% for the nine months ended October 31, 2007 and 2006, respectively.  The Company’s effective tax rate varied from the federal statutory rate of 34% due primarily to the Mexican restructuring costs charged to the first quarter largely not eligible for tax benefits, which was offset by reduced domestic profits in the second quarter, and otherwise lower foreign tax rates, primarily resulting from greater profits resulting from outsourced production, reduced domestic profits in the second quarter, partially offset by state taxes and by start up losses in Chile and Japan which are not eligible for tax credits and for India in which a U.S. tax benefit of $158,000 was recorded at October 31, 2007 and further offset by some foreign exchange items not eligible for foreign tax benefits.  The Indian losses became eligible for the tax benefit as a result of the planned liquidation of the existing Indian subsidiary which will result in a bad debt deduction for the U.S. parent company on its taxes for the uncollected portion of its loans and advances from the Indian subsidiary.

Net Income.  Net income decreased $1.50 million, or 39.6% to $2.29 million for the nine months ended October 31, 2007 from $3.80 million for the nine months ended October 31, 2006. The decrease in net income primarily resulted from lower sales and meeting competitive conditions in the disposable garment division both in the U.S. and Canada, offset by the decreased operating expenses described above, and the combined operating losses of $561,000 of the new foreign operations and the Mexican plant closing of $500,000.

Earnings per share were $0.42 for the nine months ended October 31, 2007 compared to $.69 for the nine months ended October 31, 2006 (after reflecting adjustments resulting from the 10% stock dividend payable to holders of record August 1, 2006).

Overall inventories increased by $5.8 million from their January 2007 levels resulting from lower sales of Tyvek products in the current fiscal year compared with purchasing commitments to vendors and approximately a $1 million increase in wovens to support a new customer. The Company is now realizing the benefits of its recent discounted purchases. Raw material purchasing continued at higher levels than normal in order to take advantage of discounts offered by suppliers.  Such discounts should positively impact the Company’s fourth quarter earnings as these discounted raw materials roll through international marketing channels.

On October 31, 2007, the Company’s balance sheet included total assets of $80.5 million, cash and marketable securities of $2.7 million, working capital of $62.8 million, bank debt of $7.2 million and stockholders’ equity of $67.8 million or $12.28 per share of tangible book value.

Third Quarter Conference Call

Lakeland will host a conference call at 4:30 PM (EDT) on December 6, 2007, to discuss the Company’s third quarter financial results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO.  Investors can listen to the call by dialing 866-532-3915 (domestic) or 416-641-6113 (international), Passcode:  3244749.

A conference call replay will be available by dialing 800-408-3053(domestic) or 416-695-5800 (international), code # 3244749.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (Nasdaq: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 800 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.
Contacts:

Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31,	January 31,
	2007	2007
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$2,671	$1,907
Accounts receivable, net	14,759	14,780
Inventories	46,476	40,956
Deferred income taxes	1,513	1,355
Other current assets	1,769	3,116
Total current assets	67,188	62,114

Property and equipment, net	$12,317	$11,084
Good will	871	871
Other assets	107	129
	$80,483	$74,198

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Accounts payable	$2,845	$3,055
Accrued expenses and other current liabilities	1,580	1,271
Total current liabilities	4,425	4,326

Construction loan payable:
Deferred income taxes	993	-----
Amount outstanding under revolving credit arrangement	27	27
Commitments and contingencies	7,236	3,786

Stockholder’s equity: Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)
Common Stock, $0.01 par; authorized 10,000,000 shares issued and outstanding 5,523,288 and 5,521,824 shares at October 31, 2007 and at January 31, 2007, respectively	55	55
Other comprehensive income (loss)	(115)	-----
Additional paid-in capital	49,149	48,972
Retained earnings	18,713	17,032
Total stockholders’ equity	67,802	66,059
	$80,483	$74,198

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		July 31,
	2007	2006	2007	2006

Net sales	$23,453	$23,263	$70,781	$74,572

Cost of goods sold	17,749	17,627	54,593	55,937

Gross profit	5,704	5,636	16,188	18,635

Operating expenses	4,355	4,579	12,929	13,330

Operating profit	1,349	1,057	3,259	5,305

Interest and other income, net	51	124	176	157

Interest expense	(94)	(80)	(205)	(266)

Income before income taxes	1,306	1,101	3,230	5,195

Provision for income taxes	376	121	937	1,399

Net income	$930	$980	$2,293	$3,796

Net income per common share*:
Basic	$0.17	$0.18	$0.42	$0.69
Diluted	$0.17	$0.18	$0.41	$0.69

Weighted average common
shares outstanding*:
Basic	5,523,288	5,521,824	5,522,572	5,520,567
Diluted	5,544,619	5,531,497	5,542,144	5,526,561

* Adjusted for the 10% stock dividend to shareholders of record on August 1, 2005 and April 30, 2006.